Exhibit 99.1

Thomas Properties Group Announces Closing of the Liquidation of TPG/CalSTRS Joint Venture
LOS ANGELES - October 1, 2013 - Thomas Properties Group, Inc. (NYSE: TPGI) announced today that it and the California State Teachers' Retirement System (“CalSTRS”) have completed the liquidation of their joint venture, TPG/CalSTRS, LLC (“TPG/CalSTRS”). As a result of this liquidation, Thomas Properties has acquired all of CalSTRS’ 75% interest in both San Felipe Plaza and CityWestPlace in Houston, Texas and CalSTRS has acquired all of the interests in City National Plaza in Los Angeles, California. Thomas Properties previously held a 25% interest in each of the Houston properties and an approximately 8% interest in City National Plaza, through its interest in TPG/CalSTRS.
The liquidation was effected pursuant to the Redemption and Liquidation Option Agreement, dated as of July 16, 2013 (the “Option Agreement”). On September 30, 2013, (a) Thomas Properties made a capital contribution to TPG/CalSTRS of $163.8 million, subject to normal closing adjustments (the "Contribution Amount"), (b) TPG/CalSTRS made a distribution to CalSTRS of all of the interests in the entity that owns City National Plaza in Los Angeles, California, plus cash equal to the Contribution Amount, and (c) TPG/CalSTRS made a distribution to Thomas Properties of all of the interests in the entities that own San Felipe Plaza and CityWestPlace. Three properties in Virginia (Fair Oaks Plaza and Reflections I and II), which had been owned by TPG/CalSTRS and are subject to special servicer oversight, were sold separately by TPG/CalSTRS on September 27, 2013, and therefore were not distributed to TPG under the Option Agreement.
“The liquidation of TPG/CalSTRS represents the culmination of a very successful partnership between our company and CalSTRS,” said James A. Thomas, Chairman and CEO. “Over the past 10 years, our joint venture acquired and repositioned 23 properties consisting of more than 10 million square feet that generated outstanding returns to both CalSTRS and Thomas Properties. We are pleased to remain in partnership with CalSTRS in our Austin venture, which continues to own 5 of the best CBD office buildings in Austin.”
The Houston assets now wholly owned by Thomas Properties are comprised of over 2.5 million square feet of Class A office space in some of the strongest submarkets of Houston. CityWestPlace is a 35 acre, four-building highly amenitized complex totaling 1.5 million square feet, located 12 miles west of downtown in the WestChase submarket. San Felipe Plaza is a 45-story, one million square foot tower located in the San Felipe/Voss submarket. Both properties provide convenient access to popular residential areas, major transportation corridors, and both of the city’s major airports.
Thomas Properties also announced that on September 27, 2013, it borrowed $80 million (the “Parkway Loan”) from an affiliate of Parkway Properties LP pursuant to a Loan Agreement, dated as of September 4, 2013 (the “Loan Agreement”), between Thomas Properties and Parkway Properties LP which was entered into in connection with the Agreement and Plan of Merger dated as of September 4, 2013 by and among Parkway Properties, Inc., Parkway Properties LP, PKY Masters, LP, and Thomas Properties. The Parkway Loan bears interest at a rate of 6% per annum for the first six months, 8% per annum for the following six months, and 12% per annum thereafter. The Parkway Loan will mature on January 15, 2015. Thomas Properties may prepay the Parkway Loan at any time without penalty. TPG used the proceeds from the Parkway Loan, together with available cash, to fund its capital contribution under the Option Agreement.

About Thomas Properties Group
Thomas Properties Group, Inc., is a full-service real estate company that owns, acquires, develops and manages primarily office, as well as mixed-use and residential properties on a nationwide basis. The company's primary areas of focus are the acquisition and ownership of premier properties, both on a consolidated basis and through its strategic joint ventures, property development and redevelopment, and property management and leasing activities. For more information about Thomas Properties Group, Inc., please visit www.tpgre.com.

Forward Looking Statements
Statements made in this press release that are not historical may contain forward-looking statements which are based on TPGI’s current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements about the benefits of the agreements recently entered into by TPGI. Although TPGI believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, these statements are subject to numerous risks and uncertainties. Factors that could cause actual results to differ materially from TPGI’s expectations include TPGI’s ability to obtain lender consent to such transactions, actual and perceived trends in various national and economic conditions that affect global and regional markets for commercial real estate services (including interest rates), the availability of credit and equity investors to finance commercial real estate transactions, our ability to enter into or renew leases at favorable rates, which can be impacted by the financial condition of our tenants, risks associated with the success of our development and property redevelopment projects, general volatility in the securities and credit markets, and the impact of tax laws affecting real estate. For a discussion of some of the factors that may cause our results to differ from management’s expectations, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K for the year ended December 31, 2012 and our subsequent Form 10-Q quarterly reports, each of which is filed with the Securities and Exchange Commission. TPGI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Investor relations contact:
Thomas Properties Group
Diana Laing, Chief Financial Officer
213.613.1900